                        As filed with the Securities and
                      Exchange Commission on April 28, 2006


                                                               File No. 811-2631

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-1A

          REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT [X]

                                    OF 1940


                                AMENDMENT No. 29


                          CHESTNUT STREET EXCHANGE FUND
                          -----------------------------
             (Exact Name of the Registrant as Specified in Charter)

                              400 Bellevue Parkway
                           Wilmington, Delaware 19809
                           --------------------------
                    (Address of Principal Executive Offices)

                The Registrant's Telephone Number: (302) 792-2555

                                 Edward J. Roach
                              400 Bellevue Parkway
                           Wilmington, Delaware 19809
                           --------------------------
                     (Name and Address of Agent for Service)

                                    Copy to:

                             Michael P. Malloy, Esq.
                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                      Philadelphia, Pennsylvania 19103-6996

                                TABLE OF CONTENTS


                                                                                                       PAGE
PART A.    INFORMATION REQUIRED IN A PROSPECTUS

Item 1.    Front and Back Cover Pages.....................................................................1
Item 2.    Risk/Return Summary:  Investments, Risks and Performance.......................................1
Item 3.    Risk/Return Summary:  Fee Table................................................................1
Item 4.    Investment Objectives, Principal Investment Strategies and Related Risks.......................1
Item 5.    Management, Organization and Capital Structure.................................................2
Item 6.    Shareholder Information........................................................................4
Item 7.    Distribution Arrangements......................................................................8
Item 8.    Financial Highlights Information...............................................................8

PART B.    INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Item 9.    Cover Page and Table of Contents...............................................................9
Item 10.   Fund History...................................................................................9
Item 11.   Description of the Fund and its Investments and Risks.........................................10
Item 12.   Management of the Fund........................................................................14
Item 13.   Control Persons and Principal Holders of Securities...........................................19
Item 14.   Investment Advisory and Other Services........................................................20
Item 15.   Portfolio Manager.............................................................................21
Item 16.   Brokerage Allocation and Other Practices......................................................25
Item 17.   Capital Stock and Other Securities............................................................26
Item 18.   Purchase, Redemption, and Pricing of Shares...................................................27
Item 19.   Taxation of the Fund..........................................................................27
Item 20.   Underwriters..................................................................................27
Item 21.   Calculation of Performance Data...............................................................28
Item 22.   Financial Statements..........................................................................28

PART C.   OTHER INFORMATION

Item 23.   Exhibits......................................................................................29
Item 24.   Persons Controlled by or Under Common Control with the Fund...................................31
Item 25.   Indemnification...............................................................................31
Item 26.   Business and Other Connections of Investment Adviser..........................................31
Item 27.   Principal Underwriters........................................................................31
Item 28.   Location of Accounts and Records..............................................................31
Item 29.   Management Services...........................................................................32
Item 30.   Undertakings..................................................................................32

                  PART A. INFORMATION REQUIRED IN A PROSPECTUS

Item 1.             Front and Back Cover Pages.

                    Inapplicable.

Item 2.             Risk/Return Summary: Investments, Risks and Performance.

                    Inapplicable.

Item 3.             Risk/Return Summary: Fee Table.

                    Inapplicable.

Item 4.             Investment Objectives, Principal Investment Strategies and
                    Related Risks.

          (a) The Fund's investment objectives are to seek long-term growth of capital and, secondarily, current income. The investment objectives stated above may be changed by the Board of Managing General Partners without the approval of a majority of Fund's outstanding voting securities.

          (b) The Fund seeks to achieve its investment objectives by investing in a diversified portfolio of common stocks and securities convertible into common stocks of companies with large market capitalizations. The Fund may also invest in other types of securities for temporary or defensive purposes, including preferred stocks, investment grade bonds and money market obligations such as U.S. Government securities, certificates of deposit and commercial paper. To the extent that the Fund is in a temporary or defensive position, it may not be able to meet its investment objectives. Generally, because many of the Fund's portfolio securities have significant capital appreciation, the Fund does not sell its portfolio securities; however, sales of portfolio securities may be effected when the investment adviser believes a sale would be in the best interests of the Fund's partners even though capital gains will be realized. Portfolio securities are also disposed of in connection with the redemption of shares in the Fund.

                    Up to 10% of the value of the Fund's total assets may be invested in securities which are subject to legal or contractual restrictions on resale and which the Fund reasonably believes will be saleable after a two-year holding period pursuant to Rule 144 under the Securities Act of 1933, as amended.

                    The Fund may write exchange-traded covered call options on portfolio securities up to 25% of the value of its assets and may lend portfolio securities. The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than deliver portfolio securities upon exercise of the option.

          (c) Limited Partners generally are not personally liable for liabilities of the Fund. However, if the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to creditors of the Fund to the extent of such distributions, plus interest.

                    A Limited Partner has no right to take any part in the control of the Partnership business, and the exercise of such control would subject a Limited Partner to the personal liability of a General Partner for obligations of the Fund. It is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Partnership Agreement might subject the Limited Partners to liability as General Partners under the laws of California and other states. In the event that a Limited Partner should be found to be liable as a general partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund.

                    The net asset value of the Fund's shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund's portfolio securities at the time of redemption or repurchase.

          (d) A description of the Fund's policies and procedures with respect to the disclosure of the Fund's portfolio securities is available in the Fund's Statement of Additional Information.

Item 5.             Management, Organization and Capital Structure.


          (a)(1) Pursuant to an Investment Advisory Agreement dated January 1, 1998 (the "Advisory Agreement"), the Fund's investment advisers are PNC Bank, National Association ("PNC Bank"), which has offices at 1600 Market Street, Philadelphia, Pennsylvania 19103 and BlackRock Institutional Management Corporation ("BIMC"), formerly PNC Institutional Management Corporation, located at Bellevue Park Corporate Center, 100 Bellevue Parkway, Wilmington, Delaware 19809. BIMC is a majority-owned, indirect subsidiary of PNC Bank. In June 1998, PNC Bank and BIMC restructured their operations and BlackRock Financial Management, Inc. ("BFM"), a majority-owned, indirect subsidiary of PNC Bank, assumed the rights and obligations of PNC Bank under the Advisory Agreement, and BFM effectively became a party to the Advisory Agreement in substitution for PNC Bank. A discussion regarding the basis for the Managing General Partners approving the Advisory Agreement is available in the Fund's semi-annual report to shareholders, dated June 30, 2005.


                    Subject to the supervision of the Fund's Managing General Partners, BIMC manages the Fund's portfolio and is responsible for, makes decisions with respect to, and places orders for, all purchases and sales of the Fund's portfolio securities. BIMC is also required to compute the Fund's net asset value and net income.

                    The Advisory Agreement also provides that, subject to the supervision of the Fund's Managing General Partners and without additional charge to the Fund, PNC Bank (now BFM pursuant to the assumption of rights and obligations referred to above), will on behalf of the Fund: (i) provide BIMC investment research and credit analysis concerning prospective and existing investments of the Fund, (ii) make recommendations to BIMC with respect to the Fund's continuous investment program, (iii) make recommendations to BIMC regarding the amount of the Fund's assets to be invested or held uninvested in cash or cash equivalents,
                    (iv) supply BIMC with computer facilities and operating personnel, (v) provide BIMC with such statistical services as BIMC may reasonably request, and (vi) maintain or cause BIMC to maintain the Fund's financial accounts and records.

                    For the services provided by BIMC and BFM (collectively, the "Adviser"), and the expenses assumed by them under the Advisory Agreement, the Fund has agreed to pay a fee, computed daily and payable monthly, based on the Fund's average net assets. For the fiscal year ended December 31, 2005, the Fund paid an investment advisory fee aggregating .33% of its average daily net assets.


          (a)(2) The Fund management team at BFM is led by R. Andrew Damm, Managing Director, Jeffrey R. Lindsey, CFA, Managing Director and Edward P. Dowd, Managing Director.


                    Mr. Damm is primarily responsible for the oversight of the risk management of domestic and international equity portfolios. He heads a team that utilizes quantitative techniques to model all of BFM's equity portfolios to ensure that they are managed consistently with their mandates. He works with BFM's portfolio managers to communicate portfolio risk forecasts and to analyze historical performance. He is also a member of BlackRock's Portfolio Risk Management Group, the Asset Allocation Committee and the Equity Investment Strategy Group.

                    Prior to taking on his current responsibilities, Mr. Damm was an equity product strategist and the lead portfolio manager for BFM's large cap growth and core equity portfolios where he led a team of analysts and portfolio managers that managed institutional and mutual fund portfolios. He joined the PNC Asset Management Group in 1995 as a senior investment strategist, and was previously a portfolio manager within PNC's Investment Management and Trust Division.


                    Mr. Lindsey and Mr. Dowd joined BFM following the merger with State Street Research & Management ("SSRM") in 2005. Prior to joining BFM, Mr. Lindsey, a co-portfolio manager of the SSR Legacy Fund since 2002, was a Managing Director and the Chief Investment Officer -- Growth beginning in 2003, and was responsible for overseeing all of SSRM's growth and core products. He was employed by

                    SSRM beginning in 2002. During the past five years, he has also served as a Managing Director, Director of Concentrated Growth Products and Senior Vice President at Putnam Investments.



                    Prior to joining BFM, Mr. Dowd was a Vice President at SSRM. He was employed by SSRM beginning in 2002 and was a co-portfolio manager of the SSR Legacy Fund. During the past five years, he also served as a Vice President and Technology Sector Leader for Independence Investment LLC and as an equity research associate at Donaldson, Lufkin & Jenrette.



                         Part B, the Statement of Additional Information,
                    provides additional information about the portfolio managers' compensation, other accounts managed by the portfolio managers and the portfolio managers' ownership of securities in the Fund.


          (a)(3)    Inapplicable.

          (b)       Inapplicable.

Item 6.             Shareholder Information.

          (a) Pricing of Fund Shares. The net asset value per share is determined by BIMC as of the close of business of the New York Stock Exchange on each day it is open, usually 4 p.m. Eastern Time. The net asset value per share is computed by taking the total value of all assets of the Fund less its liabilities and dividing by the number of Fund shares outstanding. Securities for which market quotations are readily available are valued at their current market value in the principal market in which such securities are normally traded. These values are normally determined by (i) the last sales price, if the principal market is on the New York Stock Exchange or other securities exchange (or the closing bid price, if there has been no sales on such exchange on that day), or (ii) the most recent bid price, if the principal market is other than an exchange. Securities and other assets for which market quotations are not readily available or are questionable are valued at their fair value as determined in good faith using methods approved by the Managing General Partners. With respect to call options written on portfolio securities, the amount of the premium received is treated as an asset and amortized over the life of the option, and the price of an option to purchase identical securities upon the same terms and conditions is treated as a liability marked to the market daily. The price of options are normally determined by the last sales price on the principal exchange on which such options are normally traded (or the closing asked price if there has been no sales on such exchange on that day).

                    Under the Investment Company Act of 1940, as amended (the "1940 Act"), the Fund may suspend the right of redemption or postpone the date of payment upon redemption for any period during which the New York Stock Exchange is closed, other than customary weekend and holiday closings, or during which (as determined by the Securities and Exchange Commission (the "SEC") by rule or regulation) trading on said Exchange is restricted, or during which (as determined by the SEC by rule or regulation) an emergency exists as a result of which disposal or valuation of portfolio securities is not reasonably practicable, or for such other periods as the SEC may permit. (The Fund may also suspend or postpone the recordation of the transfer of its shares upon the occurrence of any of the foregoing conditions.)

          (b)       Inapplicable.

          (c) Redemption of Fund Shares. Shares may be redeemed at the option of the investor at any time without charge at their net asset value next computed after receipt by PFPC Inc. ("PFPC"), the Fund's transfer agent and dividend disbursing agent, of a written request for redemption setting forth the name of the Fund and the investor's account number. The request must be accompanied by certificates (if issued) or if certificates have not been issued, by stock powers. The certificate or stock powers must be endorsed by the record owner(s) exactly as the shares are registered and the signature(s) must be guaranteed by an "eligible guarantor institution" as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended. The Fund reserves the right to require that additional documents be furnished in the case of redemptions by other than the registered owner of the shares.

                    Except to the extent shares are redeemed for cash pursuant to the Systematic Withdrawal Plan, the Fund intends to distribute upon redemption securities from its portfolio in-kind, valued at the same value used for purposes of next determining the Fund's net asset value after the receipt of the request for redemption in proper form. The Fund may in its discretion pay part or all of redemption proceeds in cash. When received by the shareholder, the value of the securities from the portfolio may be greater or lesser than the value used in pricing the redemption.

                    The proceeds of redemption will be paid as soon as possible but not later than seven days after the request for redemption is received with the required documentation. The Fund or the SEC may suspend the right of redemption or delay payment during any period when the New York Stock Exchange is closed (other than customary weekend and holiday closings); when trading on that exchange is restricted or an emergency exists which makes disposal or valuation of portfolio securities impracticable; or during such other period as the SEC may by order permit.

                    Investors may, by notice in writing to the transfer agent, elect to participate in the Systematic Withdrawal Plan (the "Plan"). Participants in the Plan may elect to receive quarterly in cash as a partial redemption of their shares up to 3/4 of 1% of the net asset value of their shares as of the close of trading on the New York Stock Exchange on the last trading day of each calendar quarter. The Fund does not intend to impose a charge upon investors for participating in the Plan. Participants may withdraw from the Plan at any time by written notice to the transfer agent.

                    The net asset value of the Fund's shares on redemption or repurchase may be more or less than the purchase price of the shares depending upon the market value of the Fund's portfolio securities at the time of redemption or repurchase.

          (d) Dividends and Distributions. Since January 1, 1998, the Fund has been deemed a corporation, rather than a partnership, for federal tax purposes. In connection with this change in its federal tax status, the Fund elected to be taxed as a regulated investment company (a "RIC"). To qualify as a RIC under the Internal Revenue Code of 1986, as amended (the "Code"), the Fund is required to meet certain income, diversification and distribution requirements. For example, to qualify as a RIC, the Fund must pay as dividends each year at least 90% of its investment company taxable income which includes, but is not limited to, taxable interest, dividends and short-term capital gains less expenses. The Fund intends to continue its historic policy of regular and quarterly dividends and to pay an additional dividend at year end so that total distributions for each year equal 100% of its net investment company taxable income (before the deduction of such dividends). The Fund intends to retain all of its net long-term capital gains.

          (e) Frequent Purchases and Redemptions of Fund Shares. The Board of Managing General Partners has not adopted formal policies and procedures with respect to frequent purchases and redemptions of Fund shares by Fund shareholders due to the nature of the Fund and the nature of the procedures for redeeming the Fund's shares.

          (f) Tax Consequences. Under the publicly traded partnership rules of the Code, the Fund has been treated as a corporation for federal income tax purposes since January 1, 1998. However, the Fund has elected, and intends to continue to qualify as a RIC under the Code. The Code's RIC provisions provide pass-through treatment of taxable income similar to that provided under the Code's partnership rules. Therefore, to the extent that the Fund's earnings are distributed to its partners as required by the RIC provisions of the Code, the Fund itself will not be required to pay federal income tax.

                    Distributions by the Fund as a RIC that are attributable to ordinary income and short-term capital gains of the Fund will generally be treated as ordinary income in determining a partner's gross income for tax purposes, whether the partner receives these distributions in cash or shares. The Fund intends to retain all of its net realized long-term capital gains and pay the tax on the gain at the required corporate rate. Each partner will be required to report his allocable portion of the Fund's gain, but each partner will also receive a tax credit for his allocable portion of the tax paid by the Fund. In addition, any retained capital gains, net of tax, would generally increase a partner's investment (and tax basis) in the Fund. The Fund will inform each partner as to the amount and nature of such income or gains. Formerly the Fund, when it was taxed as a partnership, distributed approximately 30% of its net long-term capital gains to provide its partners, who were taxable on all of such gains, with funds with which to pay the capital gains tax. The new policy is designed to achieve substantially the same result.

                    Under the Code, the maximum long-term capital gain tax rate applicable to individuals, estates, and trusts is reduced to 15%. Fund distributions to noncorporate partners attributable to dividends received by the Fund from U.S. and certain "qualified" foreign corporations will generally be taxed at the long-term capital gain rate, as long as certain other requirements are met. For these lower rates to apply, the noncorporate partners must have owned their Fund shares for at least 61 days during the 121-day period beginning 60 days before the Fund's ex-dividend date. The amount of the Fund's distributions that qualify for this favorable tax treatment may be reduced as a result of the Fund's securities lending activities, portfolio turnover rate or investments in debt securities or "non-qualified" foreign corporations.

                    When a partner purchases shares just before a distribution, the purchase price will reflect the amount of the upcoming distribution, but the partner will be taxed on the entire amount of the distribution received, even though, as an economic matter, the distribution simply constitutes a return of capital. This is known as "buying into a dividend."

                    Partners will generally recognize taxable gain or loss on a sale or redemption of their shares based on the difference between their tax basis in the shares and the amount received for them. (To aid in computing the tax basis in the shares, partners generally should retain their account statements for the period during which a partner has held shares.) Any loss realized on shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends that were received on the shares. Additionally, any loss realized on a sale or redemption of shares of the Fund may be disallowed under "wash sale" rules to the extent the shares disposed of are replaced with other shares of the same Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of a Fund. If disallowed, the loss will be reflected in an adjustment to the basis of the shares acquired.

                    The one major exception to these tax principles is that distributions on, and sales, exchanges and redemptions of, shares held in an IRA (or other tax-qualified plan) will not be currently taxable.

                    Each partner should consult with his tax adviser with specific references to his own tax situation.

          (g)       Inapplicable.


Item 7.             Distribution Arrangements.

                    Inapplicable.

Item 8.             Financial Highlights Information.

                    Inapplicable.

PART B.             INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL
                    INFORMATION

Item 9.             Cover Page and Table of Contents.


          (a) This Statement of Additional Information for Chestnut Street Exchange Fund (the "Fund") is not a prospectus and should be read in conjunction with the Fund's Part A dated April 28, 2006. The financial statements and notes thereto included in the Fund's Annual Report are incorporated by reference into this Statement of Additional Information. Copies of the prospectus for the Fund dated April 28, 2006 and the Annual Report may be obtained, without charge by writing the Fund at Bellevue Park Corporate Center, 400 Bellevue Parkway, Wilmington, Delaware 19809 or by calling toll-free at (800) 852-4750. Capitalized terms used but not defined herein have the same meanings as in the Part A. The date of this Statement of Additional Information is April 28, 2006.


          (b)       Table of Contents                                    Page No.
                    -----------------                                    -------
                    Fund History.........................................      9
                    Description of the Fund and its Investments
                     and Risks...........................................     10
                    Management of the Fund...............................     14
                    Control Persons and Principal Holders
                      of Securities......................................     19
                    Investment Advisory and Other Services...............     20
                    Portfolio Manager....................................     21
                    Brokerage Allocation and Other Practices.............     25
                    Capital Stock and Other Securities...................     26
                    Purchase, Redemption and Pricing of
                      Shares  ...........................................     27
                    Taxation of the Fund.................................     27
                    Underwriters.........................................     27
                    Calculation of Performance Data......................     28
                    Financial Statements.................................     28

Item 10.            Fund History.

                    The Fund is a limited partnership organized as of March 23, 1976 under the Uniform Limited Partnership Act of California. In 1997, the Fund elected to be governed by the California Revised Limited Partnership Act as enacted by the State of California and hereafter amended, set forth presently at Sections 15661 and following, of the Corporations Code of the State of California.

Item 11.            Description of the Fund and its Investments and Risks.

          (a) Classification. The Fund is a diversified open-end, management investment company.

          (b)       Inapplicable.

          (c)       Fund Policies.

                    The Fund's fundamental policies which may not be changed without the approval of a majority of the Fund's outstanding voting securities are as follows:

                    (1) The Fund will not issue any senior securities (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")).

                    (2) The Fund will not purchase securities on margin or sell any securities short. The Fund will not purchase or write puts, calls, straddles or spreads with respect to any security except that
                              (i) the Fund may write call options on securities constituting not more than 25% of the value of its assets if the option is listed on a national securities exchange and, at all times while the option is outstanding, the Fund owns the securities against which the option is written or owns securities convertible into such securities, and (ii) the Fund may purchase call options in closing purchase transactions to liquidate its position as an option writer.

                    (3) The Fund will not borrow money except from banks in amounts which in the aggregate do not exceed 10% of the value of its assets at the time of borrowing. This borrowing provision is not for purposes of leverage but is intended to facilitate the orderly sale of portfolio securities to accommodate abnormally heavy redemption requests, and to pay subscription fees due with respect to the exchange without having to sell portfolio securities. Securities may be purchased for the Fund's portfolio while borrowings are outstanding.

                    (4) The Fund will not act as an underwriter (except as it may be deemed such in a sale of restricted securities owned by it).

                    (5) It is not the policy of the Fund to concentrate its investments in any particular industry, but if it is deemed advisable in light of the Fund's investment objectives, up to 25% of the value of its assets may be invested in any one industry. The Fund will not be required to reduce holdings in a particular industry if, solely as a result of price changes, the value of such holdings exceeds 25% of the value of the Fund's total assets.

                    (6) The Fund will not purchase or sell real estate or real estate mortgage loans.

                    (7) The Fund will not purchase or sell commodities or commodity contracts.

                    (8) The Fund will not make loans except by (i) the purchase of debt securities in accordance with its investment objectives and (ii) the loaning of securities against collateral consisting of cash or securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, which is equal at all times to at least 100% of the value of the securities loaned. The Fund will lend portfolio securities only when its investment adviser believes that the net return to the Fund in consideration of the loan is reasonable, that any fee paid for placing the loan is reasonable and based solely upon services rendered, that the loan is consistent with the Fund's investment objectives, and that no affiliate of the Fund or of its investment adviser is involved in the lending transaction or is receiving any fees in connection therewith. The Fund will not have the right to vote securities loaned, but will have the right to terminate such a loan at any time and receive back equivalent securities and to receive amounts equivalent to all dividends and interest paid on the securities loaned.

                    (9)       The Fund will not:

                              (A) Mortgage, pledge or hypothecate its assets except to secure borrowings described in policy 3 and in amounts not exceeding 10% of the value of its assets.

                              (B) Invest more than 5% of its assets at the time of purchase in the securities of any one issuer (exclusive of securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities).

                              (C) Purchase securities if such purchase would result in its owning more than 10% of the outstanding voting securities of any one issuer at the time of purchase.

                              (D) Invest in securities of companies which have a record, together with their predecessors, of less than five years of continuous operation.

                              (E)       Purchase or hold securities of any
                                        company if, to its knowledge, those
                                        General Partners of the Fund and those
                                        directors and officers above the level
                                        of Senior Vice President of its
                                        investment adviser beneficially owning
                                        more than 1/2 of 1% of the securities of that company, together own beneficially more than 5% of the securities of such company taken at market value.

                              (F)       Purchase the securities of other
                                        investment companies except that the
                                        Fund has accepted for exchange shares of common stock of Coca-Cola International Corporation in accordance with the limitations imposed by the 1940 Act.

                              (G)       Purchase oil, gas or other mineral
                                        leases or partnership interests in oil,
                                        gas or other mineral exploration
                                        programs.

                              (H) Knowingly purchase or otherwise acquire any equity or debt securities which are subject to legal or contractual restrictions on resale if, as a result thereof, more than 10% of the value of its assets would be invested in such securities.

                              (I) Invest in companies for the purpose of exercising control or management.

                              Any investment policy or restriction in these policies (1)-(9) that involves a maximum percentage of securities or assets, with the exception of liquidity and borrowing determinations, shall not be considered to be violated unless an excess over the percentage occurs immediately after an acquisition of securities or utilization of assets and results therefrom.

                              The Fund's investment policies which are not deemed fundamental and may be changed without shareholder approval are as follows:

                              The Fund does not intend to engage in any significant degree in short-term trading. Portfolio turnover is not expected to exceed 15%, although the Fund reserves the right to exceed this turnover rate. The tax consequences of a sale of portfolio securities will be considered prior to a sale, but sales will be effected when the investment adviser believes a sale would be in the best interests of the Fund's shareholders even though capital gains will be realized.

                              The Fund will not sell securities covered by outstanding options and will endeavor to liquidate its position as an option writer in a closing purchase transaction rather than by delivering portfolio securities upon exercise of the option.

                              In connection with policy 5, the Securities and Exchange Commission (the "SEC") considers a concentration to mean 25% or more in any one industry.

          (d)       Inapplicable.

          (e)       Portfolio Turnover.

                    For the fiscal years ended December 31, 2004 and December 31, 2005, the Fund's portfolio turnover rates were 0.47% and 0.82%, respectively.


          (f) Disclosure of Portfolio Holdings. The Board of Managing General Partners has not adopted formal policies and procedures with respect to disclosure of portfolio holdings due to the nature of the Fund. Disclosure to providers of auditing, custody, proxy voting and other similar services for the Fund will generally be permitted; however, information may be disclosed to other third parties only upon approval by the Chief Compliance Officer ("CCO"), who must first determine that the Fund has a legitimate business purpose for doing so. In general, each recipient of non-public portfolio holdings information must sign a confidentiality and non-trading agreement, although this requirement will not apply when the recipient is otherwise subject to a duty of confidentiality as determined by the CCO. The identity of those recipients who receive non-public portfolio holdings information on an ongoing basis is as follows: the investment advisers and their affiliates, the Fund's independent registered public accounting firm, the Fund's custodian, the Fund's legal counsel, the Fund's financial printer- currently, Bowne, and the Fund's proxy voting service- currently, Institutional Shareholder Service Inc. ("ISS"). These entities are obligated to keep such information confidential. Third-party providers of custodial or accounting services to the Fund may release non-public portfolio holdings information of the Fund only with the permission of Portfolio Representatives.

Item 12.            Management of the Fund.

          (a) The Managing General Partners and officers of the Fund, their addresses, ages, principal occupations during the past five years and other affiliations are:


                                                                                         Number of
                                                                                         Portfolios in
                                                                                         Fund           Other
                                                                                         Complex(1)     Directorships(2)
                              Position with                                              Overseen by    Held by
                              the Fund and                                               Managing       Managing
                              Length of             Principal Occupations During Past 5  General        General
Name, Address and Age         Time Served           Years and Current Affiliations       Partners       Partner
------------------------------------------------------------------------------------------------------------------------
Interested

Richard C. Caldwell           Managing General      Advisory Director, PNC Florida,            1        None
c/o Edward J. Roach           Partner since 1997    FSB; Advisory Director in
400 Bellevue Parkway                                Philadelphia and Southern New
Wilmington, DE  19809                               Jersey region for PNC Bank;
Age: 61                                             Consultant for PNC Florida;
                                                    Chairman, Florida Advisory Council;
                                                    formerly, President and Chief
                                                    Executive Officer, PNC Bank FSB
                                                    from May 1998 until July 1999;
                                                    Director, JLC, Inc. since February
                                                    1996 (investment holding company);
                                                    Director, DR Inc. since April 1994
                                                    (investment holding company).

Edward J. Roach*              Managing General      Certified Public Accountant; Vice          1        None
400 Bellevue Parkway          Partner since 2000,   Chairman of the Board, Fox Chase
Wilmington, DE  19809         Chief Compliance      Cancer Center; President and
Age: 81                       Officer since 2004,   Treasurer of 1 other investment
                              President since       company advised by BIMC; Director,
                              2002, Treasurer       The Bradford Funds, Inc. until
                              since 1981            2000.

Disinterested

Langhorne B. Smith            Managing General      Retired. President and Director,           1        None
c/o Edward J. Roach           Partner since 1997    The Sandridge Corporation (private
400 Bellevue Parkway                                investment company); Director,
Wilmington, DE  19809                               Claneil Enterprises, Inc. (private
Age: 69                                             investment company).

                                                                                         Number of
                                                                                         Portfolios in
                                                                                         Fund           Other
                                                                                         Complex(1)     Directorships(2)
                              Position with                                              Overseen by    Held by
                              the Fund and                                               Managing       Managing
                              Length of             Principal Occupations During Past 5  General        General
Name, Address and Age         Time Served           Years and Current Affiliations       Partners       Partner
------------------------------------------------------------------------------------------------------------------------
Disinterested (Continued)

David R. Wilmerding, Jr.      Managing General      Chairman, Wilmerding & Associates         50        None
c/o Edward J. Roach           Partner since 1976    (investment advisers); Director,
400 Bellevue Parkway                                Beaver Management Corporation (land
Wilmington, DE  19809                               management corporation); Directors,
Age: 70                                             Mutual Fire Marine & Inland
                                                    Insurance Co., Inc; Director,
                                                    People First, Inc. (bank holding
                                                    company); Chairman and Trustee of
                                                    one other investment company
                                                    advised by BIMC or its affiliates;
                                                    Chairman, Coho Partners, Ltd.
                                                    (investment advisers).

Officer

Michael P. Malloy             Secretary since       Secretary of the Chestnut Street          N/A       N/A
Drinker Biddle & Reath LLP    2001                  Exchange Fund; Partner in the law
One Logan Square                                    firm of Drinker Biddle & Reath LLP.
Philadelphia, PA 19103
Age: 46


----------

* Messrs. Caldwell and Roach are "interested persons" of the Fund as that term is defined in the 1940 Act. Mr. Caldwell owns stock of an affiliate of the adviser and Mr. Roach is an officer and employee of the Fund.


(1) A Fund Complex means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. Mr. Wilmerding also serves as Chairman of the BlackRock Funds(sm), and Mr. Roach serves as President and Treasurer of The RBB Fund, Inc.


(2) Directorships of companies required to report to the SEC under the Securities Exchange Act of 1934, as amended (i.e., "public companies") or other investment companies registered under the 1940 Act.

          (b)(1) The business and affairs of the Fund are managed by its Managing General Partners.


          (b)(2) The Fund has established an Audit Committee, consisting of Mr. Smith and Mr. Wilmerding, the Independent Managing General Partners. The Audit Committee annually considers the engagement and compensation of the fund's independent registered public accounting firm, oversees the audit process and reviews with the auditors the scope and results of the audit of the Fund's financial statements. The Audit Committee held two meetings in 2005.

          (b)(3)    Inapplicable.

          (b)(4)

                                                                 Aggregate Dollar Range of Equity
                                                                   Securities in All Registered
                                                                   Investment Companies Overseen
                                   Dollar Range of Equity    By Managing General Partner in Family of
Name of Managing General Partner    Securities in the Fund              Investment Companies(1)
-----------------------------------------------------------------------------------------------------
Interested
Richard C. Caldwell                      $1 - $10,000                       $1 - $10,000
Edward J. Roach                       $10,001 - $50,000                   $10,001 - $50,000
Disinterested
Robert R. Fortune(2)                Greater than $100,000               Greater than $100,000
Langhorne B. Smith                    $10,001 - $50,000                   $10,001 - $50,000
David R. Wilmerding, Jr.                 $1 - $10,000                       $1 - $10,000

(1) A Family of Investment Companies means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services and have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. The Chestnut Street Exchange Fund is not a member of a Family of Investment Companies.

(2) As of the date of this Statement of Additional Information, Mr. Fortune no longer serves as a Managing General Partner for the Fund.

          (b)(5)    Inapplicable.

          (b)(6)    Inapplicable.

          (b)(7)    Inapplicable.

          (b)(8)    Inapplicable.

          (b)(9)    Inapplicable.

          (c) The Fund pays each Managing General Partner at the rate of $10,000 annually, and pays the Chairman an additional $8,000 annually. The Fund pays the President and Treasurer of the Fund at the rate of $24,000 per year, payable monthly. The Fund pays the Chief Compliance Officer an additional $6,000 annually. Prior to August 1, 1999, Mr. Caldwell, was an employee of PNC Bank and its affiliates, and did not receive fees as a Managing General Partner. Effective January 1, 2000, Mr. Caldwell was compensated at the same level as the other Managing General Partners. In addition to the compensation he receives as a Managing General Partner, Mr. Roach receives $30,000 annually as compensation for his duties as President, Treasurer and Chief Compliance Officer and is eligible for retirement benefits. The following table provides information concerning the compensation of each of the Fund's Managing General Partners for services rendered during the

                    Fund's last fiscal year ended December 31, 2005:



                                   Aggregate        Pension or Retirement     Estimated Annual   Total Compensation
Name of Person/                Compensation From   Benefits Accrued as Part    Benefits Upon        from the Fund
Position                           the Fund           of Fund Expenses          Retirement       and Fund Complex(1)
----------------------------   -----------------   ------------------------   ----------------   -------------------
Interested
Richard C. Caldwell            $10,000             N/A                        N/A                $10,000
Managing General Partner
Edward J. Roach                $40,000             N/A                        N/A                $77,975
President, Treasurer,
Chief Compliance Officer and
Managing General Partner
Disinterested
Robert R. Fortune              $18,000             N/A                        N/A                $18,000
Chairman of the Managing
General Partners
Langhorne B. Smith             $10,000             N/A                        N/A                $10,000
Managing General Partner
David R. Wilmerding, Jr.       $10,000             N/A                        N/A                $143,200
Managing General Partner


----------

1. A Fund Complex means two or more investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. Mr. Wilmerding also serves as a Trustee to the BlackRock Funds(sm), and Mr. Roach serves as President and Treasurer of The RBB Fund, Inc.

2. As of the date of this Statement of Additional Information, Mr. Fortune no longer serves as a Managing General Partner for the Fund.


                    The Fund has a retirement plan for eligible employees. For the fiscal year ended December 31, 2005, the Fund contributed a total of $3,000 to the retirement plan, and, based upon prior practice, it may be anticipated that the Fund will contribute to the retirement plan during the current fiscal year an amount equal to 10% of the compensation of retirement plan participants for the year. Such contribution, based upon annual rates of compensation now in effect, would approximate $3,000. Under the retirement plan, each participant is entitled to his or her vested portion of the contributions made by the Fund based upon his or her compensation.


          (d)       Inapplicable.

          (e) Codes of Ethics. The Fund, BIMC and BFM have adopted codes of ethics under Rule 17j-1 of the 1940 Act that (i) establish procedures for personnel with respect to personal investing; (ii) prohibit or restrict certain transactions that may be deemed to create a conflict of interest between personnel and the Fund; and (iii) permit personnel to invest in securities that may be purchased or held by the Fund.

          (f)       Proxy Voting Policies and Procedures.

                    The Fund has delegated proxy voting responsibilities to the Adviser and its affiliates, subject to the general oversight of the Fund's Board of Managing General Partners. The Fund expects the Adviser and its affiliates to vote proxies related to the Fund's portfolio securities for which the Fund has voting authority consistent with the Fund's best interests. The Adviser has adopted its own proxy voting policies (the "Proxy Voting Policy") to be used in voting the Fund's proxies, which are summarized below.

                    to retain or invest in the security of a corporation is approval of its existing corporate ownership structure, its management, and its operations. Accordingly, proxy proposals that would change the existing status of a corporation are reviewed carefully and supported only when it seems clear that the proposed changes are likely to benefit the corporation and its shareholders. Notwithstanding this favorable predisposition, the Adviser assesses management on an ongoing basis both in terms of its business capability and its dedication to the shareholders to ensure that Adviser's continued confidence remains warranted. If the Adviser determines that management is acting on its own behalf instead of for the well being of the corporation, it will vote to support the shareholder.

                    The Adviser's Proxy Voting Policy and its attendant recommendations attempt to generalize a complex subject. Specific fact situations, including differing voting practices in jurisdictions outside the United States, might warrant departure from these guidelines. With respect to voting proxies of non-U.S. companies, a number of logistical problems may arise that may have a detrimental effect on the Adviser's ability to vote such proxies in the best interests of the Fund. Accordingly, the Adviser may determine not to vote proxies if it believes that the restrictions or other detriments associated with such vote outweigh the benefits that will be derived by voting on the company's proposal.

                    Additionally, situations may arise that involve an actual or perceived conflict of interest. For example, the Adviser may manage assets of a pension plan of a company whose management is soliciting proxies, or an Adviser employee may have a close relative who serves as a director or executive of a company that is soliciting proxies. The Adviser's policy in all cases is to vote proxies based on its clients' best interests and will not be the product of any conflict.

                    The Adviser has engaged ISS to assist it in the voting of proxies. ISS analyzes all proxy solicitations the Adviser receives for its clients and advises the Adviser how, based upon the Adviser's guidelines, the relevant votes should be cast.

                    Below is a summary of some of the procedures described in the Proxy Voting Policy.

                    Routine Matters. The Adviser will generally support routine proxy proposals, amendments, or resolutions if they do not measurably change the structure, management control, or operation of the issuer and they are consistent with industry standards as well as the corporate laws of the state of incorporation of the issuer.

                    Social Issues. If the Adviser has determined that management is generally socially responsible, it will generally vote against social issue proposals, which are generally proposed by shareholders who believe that the corporation's internally adopted policies are ill-advised or misguided.

                    Financial/Corporate Issues. The Adviser will generally vote in favor of proposals that seek to change a corporation's legal, business or financial structure provided the position of current shareholders is preserved or enhanced.

                    Shareholder Rights. Proposals in this category are made regularly both by management and shareholders. They can be generalized as involving issues that transfer or realign board or shareholder voting power. The Adviser will generally oppose any proposal aimed solely at thwarting potential takeover offers by requiring, for example, super-majority approval. At the same time it believes stability and continuity promote profitability. Individual proposals may have to be carefully assessed in the context of their particular circumstances.

                    A description of the Fund's Voting Policies and Procedures is available upon request and without charge by calling
                    (800) 852-4750 or by visiting the SEC's website at sec.gov.


                    Information regarding how the Funds voted proxies, if any, relating to portfolio securities for the most recent 12-month period ended June 30, 2005 is available, without charge, upon request, by calling (800) 852-4750 or by visiting the SEC's website at sec.gov.


Item 13.            Control Persons and Principal Holders of Securities.


          (a) Control Persons. As of April 1, 2006, no investor owned beneficially more than 25% of the Fund's outstanding equity securities.



          (b) Principal Holders. As of April 1, 2006, to the Fund's knowledge, there were no entities that may have owned beneficially more than 5% of the Fund's outstanding equity securities.



          (c) Management Ownership. As of April 1, 2006, all officers and Managing General Partners of the Fund as a group beneficially owned less than 1% of the Fund's outstanding equity securities.

Item 14.            Investment Advisory and Other Services.

          (a) Investment Advisers. BIMC's offices are located at Bellevue Park Corporate Center, 100 Bellevue Parkway, Wilmington, Delaware 19809. BFM's offices are located at 40 East 52 Street, New York, New York 10022. BIMC and BFM are each an indirect, majority-owned subsidiary of PNC Bank. PNC Bank, which has banking offices at 1600 Market Street, Philadelphia, Pennsylvania 19103, is a wholly-owned subsidiary of The PNC Financial Services Group, Inc., a publicly-held corporation with principal offices in Pittsburgh, Pennsylvania.

                    For the services provided by BFM and BIMC and the expenses assumed by them under the Advisory Agreement, the Fund has agreed to pay BIMC a fee, computed daily and payable monthly, at the annual rate of 4/10ths of 1% of the first $100,000,000 of the Fund's net assets, plus 3/10ths of 1% of the net assets exceeding $100,000,000.


                    The Fund paid $929,685, $974,813 and $934,843 for investment advisory services for the years ended December 31, 2003, 2004 and 2005, respectively.


          (b)       Inapplicable.

          (c) BFM and BIMC have agreed to bear all expenses incurred by them in connection with their activities other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

          (d)       Inapplicable.

          (e)       Inapplicable.

          (f)       Inapplicable.

          (g)       Inapplicable.

          (h)       Other Service Providers.


                    The custodian of the Fund's portfolio securities is PFPC Trust Company, 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, Pennsylvania 19153. The custodian has agreed to provide certain services as depository and custodian for the Fund. For its services, the custodian receives a percentage of the Fund's average gross assets, fees for particular transactions and reimbursement of out-of-pocket expenses. The custodian was paid $24,093, $25,397 and $26,289 for the years ended December, 31, 2003, 2004 and 2005, respectively.

                    The Fund's transfer agent and dividend disbursing agent is PFPC, located at 760 Moore Road, King of Prussia, PA 19406. PFPC is an affiliate of PNC Bank. For its services, the Fund paid PFPC fees equal to $16,000, $15,300 and $16,635 for the years ended December 31, 2003, 2004 and 2005, respectively.



                    The Fund's independent registered public accounting firm is Briggs, Bunting & Dougherty, LLP, located at Two Penn Center Plaza, Suite 820, Philadelphia, Pennsylvania 19102. The following is a general description of the services performed by Briggs, Bunting & Dougherty, LLP: auditing and reporting upon financial statements; and reporting on internal control structure for inclusion in Form N-SAR.


Item 15.            Portfolio Managers

The information in this Item has been provided by BFM.

OTHER ACCOUNTS MANAGED BY THE PORTFOLIO MANAGER


      As of December 31, 2005, Andrew Damm managed or was a member of the management team for the following client accounts:



                             Number of                        Number of Accounts Subject   Assets Subject to a
     Type of Account         Accounts    Assets of Accounts      to a Performance Fee        Performance Fee
--------------------------------------------------------------------------------------------------------------
Registered Investment            2         $1,042 million                  0                        -
Companies
Pooled Investment Vehicles       0               -                         0                        -
Other Than Registered
Investment Companies
Other Accounts                   0               -                         0                        -



      As of December 31, 2005, Jeffrey Lindsey managed or was a member of the management team for the following client accounts:



                             Number of                        Number of Accounts Subject   Assets Subject to a
     Type of Account         Accounts    Assets of Accounts      to a Performance Fee        Performance Fee
--------------------------------------------------------------------------------------------------------------
Registered Investment            4         $1,136 million                  0                        -
Companies
Pooled Investment Vehicles       1          $125 million                   0                        -
Other Than Registered
Investment Companies
Other Accounts                   4          $745 million                   0                        -

      As of December 31, 2005, Edward Dowd managed or was a member of the management team for the following client accounts:



                             Number of                        Number of Accounts Subject   Assets Subject to a
     Type of Account         Accounts    Assets of Accounts      to a Performance Fee        Performance Fee
--------------------------------------------------------------------------------------------------------------
Registered Investment            4         $1,136 million                  0                        -
Companies
Pooled Investment Vehicles       1          $125 million                   0                        -
Other Than Registered
Investment Companies
Other Accounts                   4          $745 million                   0                        -



            BFM has built a professional working environment, firm-wide compliance culture and compliance procedures and systems designed to protect against potential incentives that may favor one account over another. BFM has adopted policies and procedures that address the allocation of investment opportunities, execution of portfolio transactions, personal trading by employees and other potential conflicts of interest that are designed to ensure that all client accounts are treated equitably over time. Nevertheless, BFM furnishes investment management and advisory services to numerous clients in addition to the Fund, and BFM may, consistent with applicable law, make investment recommendations to other clients or accounts (including accounts which are hedge funds or have performance or higher fees paid to BFM, or in which portfolio managers have a personal interest in the receipt of such fees), which may be the same as or different from those made to the Fund. In addition, BFM, its affiliates and any officer, director, stockholder or employee may or may not have an interest in the securities whose purchase and sale BFM recommends to the Fund. BFM, or any of its affiliates, or any officer, director, stockholder, employee or any member of their families may take different actions than those recommended to the Fund by BFM with respect to the same securities. Moreover, BFM may refrain from rendering any advice or services concerning securities of companies of which any of BFM's (or its affiliates') officers, directors or employees are directors or officers, or companies as to which BFM or any of its affiliates or the officers, directors and employees of any of them has any substantial economic interest or possesses material non-public information.

Each portfolio manager also may manage accounts whose investment strategies may at times be opposed to the strategy utilized for the Fund. In this connection, it should be noted that while Messrs. Damm, Lindsey and Dowd do not currently manage accounts (including hedge funds) that are subject to a performance fee, they may in the future manage other such accounts or funds and may be entitled to receive incentive fees.



      As a fiduciary, BFM owes a duty of loyalty to its clients and must treat each client fairly. When BFM purchases or sells securities for more than one account, the trades must be allocated in a manner consistent with its fiduciary duties. BFM attempts to allocate investments in a fair and equitable manner among client accounts, with no account receiving preferential treatment. To this end, BFM has adopted a policy that is intended to ensure that investment opportunities are allocated fairly and equitably among client accounts over time. This policy also seeks to achieve reasonable efficiency in client transactions and provide BFM with sufficient flexibility to allocate investments in a manner that is consistent with the particular investment discipline and client base.


PORTFOLIO MANAGER COMPENSATION


      BFM's financial arrangements with its portfolio managers, its competitive compensation and its career path emphasis at all levels reflect the value senior management places on key resources. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include a base salary, a discretionary bonus, participation in various benefits programs and one or more of the incentive compensation programs established by BFM such as its Long-Term Retention and Incentive Plan and Restricted Stock Program.



      BASE COMPENSATION. Generally, portfolio managers receive base compensation based on their seniority and/or their position with the firm.


      DISCRETIONARY COMPENSATION. In addition to base compensation, portfolio managers may receive discretionary compensation, which can be a substantial portion of total compensation. Discretionary compensation can include a discretionary cash bonus as well as one or more of the following:


      Long-Term Retention and Incentive Plan ("LTIP") -- The LTIP is a long-term incentive plan that seeks to reward certain key employees. The plan provides for the grant of awards that are expressed as an amount of cash that, if properly vested and subject to the attainment of certain performance goals, will be settled in cash and/or in BFM common stock. Messrs. Damm, Lindsey and Dowd have received awards under the LTIP.

      Deferred Compensation Program -- A portion of the compensation paid to each portfolio manager may be voluntarily deferred by the portfolio manager into an account that tracks the performance of certain of the firm's investment products. Each portfolio manager is permitted to allocate his deferred amounts among various options, including to certain of the firm's hedge funds and other unregistered products. In addition, prior to 2005, a portion of the annual compensation of certain senior managers, including Mr. Damm was mandatorily deferred in a similar manner for a number of years. Beginning in 2005, a portion of the annual compensation of certain senior managers, including Messrs. Damm, Lindsey and Dowd is paid in the form of BlackRock, Inc. restricted stock units which vest ratably over a number of years.



      Options and Restricted Stock Awards -- While incentive stock options are not currently being awarded to BFM employees, BFM previously granted stock options to key employees, including certain portfolio managers who may still hold unexercised or unvested options. BFM also has a restricted stock award program designed to reward certain key employees as an incentive to contribute to the long-term success of BFM. These awards vest over a period of years. Mr. Damm has been granted stock options in prior years and Mr. Lindsey participates in BFM's restricted stock program.



      Incentive Savings Plans -- The PNC Financial Services Group, Inc., which owns approximately 71% of BFM's common stock, has created a variety of incentive savings plans in which BFM employees are eligible to participate, including an Employee Stock Purchase Plan (ESPP) and a 401(k) plan. The 401(k) plan may involve a company match of the employee's contribution of up to 6% of the employee's salary. The company match is made using BFM common stock. The firm's 401(k) plan offers a range of investment options, including registered investment companies managed by the firm. Each portfolio manager is eligible to participate in these plans.



      Annual incentive compensation for each portfolio manager is a function of several components: the performance of BFM, the performance of the portfolio manager's group within BFM, the investment performance, including risk-adjusted returns, of the firm's assets under management or supervision by that portfolio manager relative to predetermined benchmarks, and the individual's teamwork and contribution to the overall performance of these portfolios and BFM. Unlike many other firms, portfolio managers at BFM compete against benchmarks rather than each other. In most cases, including for the portfolio managers of the Fund, these benchmarks are the same as the benchmark or benchmarks against which the performance of the Fund or other accounts are measured. A group of BFM's officers determines the benchmarks against which to compare the performance of funds and other accounts managed by each portfolio manager. With respect to the Fund's portfolio managers, such benchmarks include the following:

                                                       BENCHMARKS APPLICABLE TO
PORTFOLIO MANAGER      FUND(S) MANAGED                 EACH MANAGER
--------------------------------------------------------------------------------
Andrew Damm            Chestnut Street Exchange Fund   S&P 500 Index
Jeffrey Lindsey, CFA   Chestnut Street Exchange Fund   S&P 500 Index
Edward Dowd            Chestnut Street Exchange Fund   S&P 500 Index



The group of BFM's officers then makes a subjective determination with respect to the portfolio manager's compensation based on the performance of the funds and other accounts managed by each portfolio manager relative to the various benchmarks. Senior portfolio managers who perform additional management functions within BFM may receive additional compensation for serving in these other capacities.


SECURITIES OWNERSHIP OF PORTFOLIO MANAGER


As of December 31, 2005, the end of the Fund's most recently completed fiscal year, the dollar range of securities beneficially owned by each portfolio manager in the Fund is shown below:



PORTFOLIO MANAGER      FUND(S) MANAGED                 DOLLAR RANGE OF EQUITY
                                                       SECURITIES OF THE
                                                       FUND OWNED(1)
--------------------------------------------------------------------------------
Andrew Damm            Chestnut Street Exchange Fund   None
Jeffrey Lindsey, CFA   Chestnut Street Exchange Fund   None
Edward Dowd            Chestnut Street Exchange Fund   None


Item 16.            Brokerage Allocation and Other Practices.


          (a) The Fund effects transactions in portfolio securities through brokers and dealers. The Fund paid aggregate brokerage commissions of $20,700, $7,660 and $5,557 for the years ended December 31, 2003, 2004 and 2005, respectively.


          (b)       Inapplicable.

          (c) In placing orders with brokers and dealers for purchases and sales of securities, BIMC attempts to obtain the best net price and the most favorable execution of its

----------

(1) Includes securities attributable to the portfolio manager's participation in certain deferred compensation and retirement programs.

                    orders. In seeking best execution, BIMC uses its best judgment to evaluate the terms of a transaction, giving consideration to all relevant factors including the nature of the transaction and of the markets for the security, the financial condition and execution and settlement capabilities of the broker-dealer, and the reasonableness of any brokerage commission. Where the terms of a transaction are comparable, BIMC may give consideration to firms which supply investment research, statistical and other services to the Fund or to BFM, although there are no agreements to that effect with any such firm. Research and statistical material furnished by brokers without cost to BFM and BIMC may tend to benefit the Fund or other clients of BFM and BIMC by improving the quality of advice given.

          (d)       Inapplicable.

          (e)       Inapplicable.

Item 17.            Capital Stock and Other Securities.

          (a) The Fund has one class of partnership interest, no par value (the "Shares"). All Shares are entitled to participate equally in distributions declared by the Board of Managing General Partners. Each full Share entitles the record holder thereof to one full vote, and each fractional Share to a fractional vote, on all matters submitted to the shareholders. Partners are not entitled to cumulative voting in elections for the Managing General Partners. Each Share has equal liquidation rights. There are no pre-emptive rights or conversion rights.

                    The Fund is a limited partnership formed under The California Revised Limited Partnership Act of California. Limited Partners generally are not personally liable for liabilities of the Fund. However, it is possible that the existence or exercise by the Limited Partners of the voting rights provided in the Partnership Agreement might subject the Limited Partners to liability as General Partners under the laws of California or other states. If the Fund were unable to pay its liabilities, recipients of distributions from the Fund could be liable to certain creditors of the Fund to the extent of such distributions, plus interest. The Fund believes that, because of the nature of the Fund's business, the assets and insurance of the Fund and of the General Partners, and the Fund's ability to contract with third parties to prevent recourse by the party against a Limited Partner, it is unlikely that Limited Partners will receive distributions which have to be returned or that they will be subject to liability as General Partners. In the event that a Limited Partner should be found to be liable as a General Partner, then, to the extent the assets and insurance of the Fund and of the General Partners were insufficient to reimburse a Limited Partner, he would be required to personally satisfy claims of creditors against the Fund. The rights of the holders of Shares may not be modified otherwise than by the vote of a majority of outstanding shares.

          (b)       Inapplicable.

Item 18.            Purchase, Redemption, and Pricing of Shares.

          (a)       Inapplicable.

          (b)       Inapplicable.

          (c)       See Item 6(a).

          (d)       Inapplicable.

          (e)       Inapplicable.



Item 19.            Taxation of the Fund.

                    Section 7704, which is also known as the publicly traded partnership rules, provides that, except in certain circumstances not relevant to the Fund, a publicly traded partnership is to be treated as a corporation for federal tax purposes. A publicly traded partnership is defined to include any partnership whose interests are (1) traded on an established securities market or (2) readily tradable on a secondary market (or the substantial equivalent thereof). The Fund is within the definition of a publicly traded partnership for federal tax purposes.

                    The Fund has elected to be taxed as a RIC for federal income tax purposes. This election permits the Fund to receive pass through tax treatment similar to that of a regular partnership (so long as the Fund meets certain requirements). In order to qualify as a RIC, the Fund has had to, and will continue to have to, comply with certain income, diversification and distribution requirements set forth in Subchapter M of Subtitle A, Chapter 1 of the Code. If the Fund elected not to be a RIC or failed to meet the RIC requirements, it would be taxed as a regular corporation without any deduction for distributions to partners and any distributions to its partners would be taxed as dividend income to the extent of the Fund's earnings and profits. The Fund intends to continue to be treated as a RIC for federal income tax purposes.

                    Although the Fund was deemed a corporation for federal income tax purposes as of January 1, 1998 and elected, and intends to continue, to qualify as a RIC thereafter, the Fund expects that it will continue to be organized for all other purposes as a California Limited Partnership.

Item 20.            Underwriters.

                    Inapplicable.

Item 21.            Calculation of Performance Data.

                    Inapplicable.

Item 22.            Financial Statements.


                    The audited financial statements, notes and related report of Briggs, Bunting & Dougherty, LLP, independent registered public accounting firm, contained in the Annual Report to partners for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 are incorporated herein by reference. No other parts of the Fund's Annual Reports are incorporated herein by reference. The financial statements and notes thereto included in the Fund's Annual Report have been incorporated herein in reliance upon the report of Briggs, Bunting & Dougherty, LLP given on the authority of said firm as experts in accounting and auditing. A copy of the Fund's Annual Report may be obtained by writing to the Fund or by calling (302) 792-2555. The financial statements for the fiscal years ended December 31, 2001 and December 31, 2002 were audited by the Fund's former independent registered public accounting firm.

                            PART C. OTHER INFORMATION

Item 23.            Exhibits.

          (a) Amended and Restated Certificate and Agreement of Limited Partnership is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21 to the Fund's Registration Statement on Form N-1A (File No. 811-2631) as filed with the Securities and Exchange Commission (the "SEC") on April 22, 1998 ("Amendment No. 21").

          (b)(1) Code of Regulations is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19 to the Fund's Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 26, 1996 ("Amendment No. 19").

          (b)(2) Amendment No. 1 to the Code of Regulations is incorporated herein by reference to Exhibit No. 2(b) of Amendment No. 19.

          (c) See Articles IV, V, VI, VII and VIII of the Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Articles II, V and VI of the Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19.

          (d)(1) Advisory Agreement dated January 1, 1998 is incorporated herein by reference to Exhibit No. 5 of Amendment No. 21.

          (d)(2) Assumption Agreement dated June 18, 1998 is incorporated herein by reference to Exhibit (d)(2) of Amendment No. 22 to the Fund's Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 30, 1999 ("Amendment No. 22").

          (e)       Inapplicable.

          (f)(1) Amended and Restated Fund Office Retirement Profit-sharing Plan and Trust Agreement dated January 1, 1998 is incorporated herein by reference to Exhibit No. 7 of Amendment No. 21.

          (f)(2) Amendment No. 1 to Amended and Restated Fund Office Retirement Profit Sharing Plan and Trust Agreement, dated October 24, 2002 is incorporated by reference to Exhibit
                    (f)(2) to the Fund's Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 30, 2003 ("Amendment No. 26").

          (f)(3) Amendment No. 2 to Amended and Restated Fund Office Retirement Profit Sharing Plan and Trust Agreement, dated December 18, 2003 is incorporated by reference to Exhibit f(3) to the Fund's Registration Statement on Form N-1A (File

                    No. 811-2631) as filed with the SEC on April 29, 2004 ("Amendment No. 27").


          (f)(4) Amendment No. 3 to Amended and Restated Fund Office Retirement Profit Sharing Plan and Trust Agreement, dated September 12, 2005, is filed herewith.


          (g) Custodian Services Agreement dated July 30, 2001 is incorporated herein by reference to Exhibit (g) of Amendment No. 25 to the Fund's Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 30, 2002 ("Amendment No. 25").

          (h)(1) Transfer Agency Agreement dated August 1, 1984 is incorporated herein by reference to Exhibit (h)(1) of Amendment No. 22.

          (h)(2) Amendment No. 1 dated July 31, 1986 to the Transfer Agency Agreement is incorporated herein by reference to Exhibit
                    (h)(2) of Amendment No. 22.

          (i)       Inapplicable.

          (j)       Consent of Briggs, Bunting & Dougherty, LLP.

          (k)       Inapplicable.

          (l)(1) Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(a) of Amendment No. 19.

          (l)(2) Amendment No. 1 to Agreement dated September 15, 1976 relating to Initial Capitalization is incorporated herein by reference to Exhibit No. 13(b) of Amendment No. 19.

          (m)       Inapplicable.

          (n)       Inapplicable.

          (o)       Inapplicable.


          (p)(1) Amended Code of Ethics of the Fund, dated March 10, 2006, is filed herewith.



          (p)(2) Code of Ethics of BIMC and BFM dated February 1, 2005 is incorporated herein by reference to Exhibit (p)(2) to the Fund's Registration Statement on Form N-1A (File No. 811-2631) as filed with the SEC on April 28, 2005 of Amendment No. 28.

Item 24.            Persons Controlled by or under Common Control with the Fund.

                    Inapplicable.

Item 25.            Indemnification.

                    Indemnification of the Fund's Transfer Agent against certain stated liabilities is provided for in Section 16 of the Transfer Agency Agreement, which is incorporated herein by reference to Exhibit (h)(1) of Amendment No. 22.

                    The Fund has obtained from a major insurance carrier a director's and officers' liability policy covering certain types of errors and omissions.

                    Section 3.6 of Article III of the Fund's Amended and Restated Certificate and Agreement of Limited Partnership, which is incorporated herein by reference to Exhibit No. 1 of Amendment No. 21, and Section 3.13 of Article III of the Fund's Code of Regulations, which is incorporated herein by reference to Exhibit No. 2(a) of Amendment No. 19, each provide for the indemnification of the Fund's Managing General Partners and officers.

Item 26.            Business and Other Connections of Investment Adviser.

          (a) The information required by this Item 26 with respect to each director, officer and partner of BIMC is incorporated by reference to Schedules A and D of Form ADV filed by BIMC with the SEC pursuant to the Investment Advisers Act of 1940, as amended (the "Advisers Act") (SEC File No. 801-13304).

          (b) Pursuant to an Assumption Agreement between the Fund, BIMC, PNC Bank and BFM, BFM has assumed PNC Bank's rights and obligation related to the management of the investments of the Fund, and became a party to the Advisory Agreement in substitution for PNC Bank. The information required by this
                    Item 26 with respect to each director, officer and partner of BFM is incorporated by reference to Schedules A and D of Form ADV filed by BFM with the SEC pursuant to the Investment Advisers Act (SEC File No. 801-48433).

Item 27.            Principal Underwriters.

                    Inapplicable.

Item 28.            Location of Accounts and Records.

          (1) BlackRock Institutional Management Corporation, Bellevue Park Corporate Center, 100 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its function as co-investment adviser).

          (2) BlackRock Financial Management, Inc., 40 East 52 Street, New York, New York 10022 (records relating to its function as co-investment adviser).


          (3) PFPC Inc., 760 Moore Road, King of Prussia, PA 19406 (records relating to its functions as transfer agent and dividend disbursing agent).


          (4) PFPC Trust Company 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, Pennsylvania 19153(records relating to its function as custodian).

          (5) Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania 19103-6996 (charter, by-laws and minute books).

Item 29.            Management Services.

                    Inapplicable.

Item 30.            Undertakings.

                    Inapplicable.

                                    SIGNATURE


      Pursuant to the requirements of the Investment Company Act of 1940, the Fund has duly caused this Amendment No. 29 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, and State of Delaware, on the 28th day of April, 2006.


                                        CHESTNUT STREET EXCHANGE FUND

                                        By: /s/Edward J. Roach
                                            ------------------
                                            Edward J. Roach
                                            President, Treasurer,
                                            Chief Compliance Officer and
                                            Managing General Partner

                                  EXHIBIT INDEX


Exhibit       Description
-------       -----------
(f)(4)        Amendment No. 3 to Fund Office Retirement Profit Sharing Plan.

(j)           Consent of Briggs, Bunting & Dougherty, LLP.

(p)(1)        Amended Code of Ethics for the Fund.